Exhibit 1-2

                   FIRSTENERGY FACILITIES SERVICES GROUP, LLC
                     Consolidated Balance Sheet (Unaudited)
                               September 30, 2002
                   -------------------------------------------
                                 (In Thousands)

ASSETS

CURRENT ASSETS:
   Cash and cash equivalents                                   $  22,275
   Receivables:
     Customers                                                      -
     Associated companies                                           -
     Other                                                       154,896
   Notes receivable from associated companies                       -
   Material and supplies                                           8,255
   Prepayments and other                                           2,681
                                                                --------
                                                                 188,107

INVESTMENTS:
   Nonutility property, net                                       37,244
   Other                                                           4,682
                                                                --------
                                                                  41,926

DEFERRED CHARGES:
   Goodwill                                                      194,956
   Accumulated deferred income taxes assets                         -
   Other                                                            -
                                                                --------
                                                                 194,956

      TOTAL ASSETS                                             $ 424,989
                                                                ========


LIABILITIES & STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
   Currently payable long-term debt                            $   1,697
   Short-term borrowings                                           1,853
   Notes payable to associated companies                          33,575
   Accounts payable
     Other                                                        64,645
     Associated companies                                            364
   Accrued taxes                                                   7,891
   Accrued interest                                                 -
   Other                                                          25,092
                                                                --------
                                                                 135,117

CAPITALIZATION:
   Common stockholders' equity                                   268,190
   Long-term debt                                                 11,775
                                                                --------
                                                                 279,965

DEFERRED CREDITS:
   Accumulated deferred income taxes                               3,644
   Other                                                           6,263
                                                                --------
                                                                   9,907

      TOTAL LIABILITIES & CAPITALIZATION                       $ 424,989
                                                                ========

                                                             Exhibit 1-2


                   FIRSTENERGY FACILITIES SERVICES GROUP, LLC
                  Consolidated Statement of Income (Unaudited)
                  --------------------------------------------
                                 (In Thousands)





                                           Three Months      Nine Months
                                              Ended             Ended
                                           Sept 30,2002     Sept 30, 2002
                                           ------------     -------------


REVENUES                                     $ 146,199         $ 401,234

Direct costs of revenue                        126,104           345,650
                                               -------           -------

Gross profit                                    20,095            55,584

Selling, general and administrative
   expenses                                     10,974            43,266
Depreciation                                     1,683             5,121
Accrual for loss contracts                        -                 -
                                               -------           -------
Operating income before goodwill
   and purchase agreement incentive plans        7,438             7,197

Purchase agreement incentive plans                 334               828
                                               -------           -------

Operating income                                 7,104             6,369

Interest income                                    334               983
Interest expense                                  (688)           (2,027)
Gain/(loss) on sale of fixed assets               (159)             (279)
Other income                                       176               511
                                               -------           -------
Total other income/(expense)                      (337)             (812)
                                               -------           -------

Income before income taxes                       6,767             5,557

Provision for income taxes                       2,752             2,594
                                               -------           -------

Net income                                   $   4,015         $   2,963
                                               =======           =======